Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this the Prospectus constituting a part of this Registration Statement of our report dated March 6, 2025, relating to the consolidated financial statements of Theriva Biologics, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Raleigh, North Carolina

November 7, 2025